Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of Kraft Foods Group, Inc. of our report dated April 2, 2012, except for the presentation of earnings per share described in Note 14, as to which the date is October 5, 2012, relating to the financial statements and financial statement schedule of Kraft Foods Group, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 3, 2012